As filed with the Securities and Exchange Commission on April 24, 2019

Registration Statement No. 333-222411

Registration Statement No. 333-215409

Registration Statement No. 333-210081

Registration Statement No. 333-201707

Registration Statement No. 333-194867

Registration Statement No. 333-190932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-222411

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215409

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210081

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201707

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194867

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190932

Under

the Securities Act of 1933

ONCOMED PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-3572512
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

800 Chesapeake Drive Redwood City, California	94063
(Address of Principal Executive Offices)	(Zip Code)

2013 Equity Incentive Award Plan

2013 Employee Stock Purchase Plan

2004 Stock Incentive Plan

(Full title of the plans)

Denise Scots-Knight

President

OncoMed Pharmaceuticals, Inc.

800 Chesapeake Drive

Redwood City, CA 94063

(Name and address of agent for service)

(650) 995-8200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

TERMINATION OF REGISTRATION

OncoMed Pharmaceuticals, Inc. (“OncoMed” or the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Company pursuant to the OncoMed Pharmaceuticals, Inc. 2013 Equity Incentive Award Plan, the OncoMed Pharmaceuticals, Inc. 2013 Employee Stock Purchase Plan and the OncoMed Pharmaceuticals, Inc. 2004 Stock Incentive Plan previously registered by the Company pursuant to the following registration statements (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-222411), registering 1,850,000 shares of Common Stock, filed with the Securities and Exchange Commission on January 4, 2018;
•	Registration Statement on Form S-8 (File No. 333-215409) registering 1,834,583 shares of Common Stock, filed with the Securities and Exchange Commission on January 3, 2017;
•	Registration Statement on Form S-8 (File No. 333-210081), registering 1,505,831 shares of Common Stock, filed with the Securities and Exchange Commission on March 10, 2016;
•	Registration Statement on Form S-8 (File No. 333-201707), registering 1,492,378 shares of Common Stock, filed with the Securities and Exchange Commission on January 26, 2015;
•	Registration Statement on Form S-8 (File No. 333-194867), registering 1,469,897 shares of Common Stock, filed with the Securities and Exchange Commission on March 28, 2014; and
•	Registration Statement on Form S-8 (File No. 333-190932), registering 3,422,298 shares of Common Stock, filed with the Securities and Exchange Commission on August 30, 2013.

On April 23, 2019 Mereo BioPharma Group plc (“Mereo”) completed its acquisition of OncoMed. Pursuant to the terms of the previously announced Agreement and Plan of Merger and Reorganization, dated as of December 5, 2018, by and among Mereo, Mereo US Holdings Inc., Mereo MergerCo One Inc. (“Merger Sub”), a wholly-owned subsidiary of Mereo, and OncoMed, Merger Sub merged with and into OncoMed (the “Merger”), with OncoMed surviving as an indirect, wholly-owned subsidiary of Mereo.

As a result of the Merger, OncoMed has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, OncoMed hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of OncoMed registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, the United Kingdom, on April 24, 2019.

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ Denise Scots-Knight
	Name:	Denise Scots-Knight
	Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.